Exhibit 10.4

AMENDMENT NO. 1 TO
CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of the 1st day of June 2007, by and between BOARDWALK BANK, a New Jersey commercial bank (“Boardwalk”), and WAYNE S. HARDENBROOK, an adult individual (the “Employee”).

WHEREAS, Boardwalk entered into a Change in Control Agreement with the Employee dated as of February 22, 2005 (the ”Change in Control Agreement”);

WHEREAS, effective July 1, 2006, Boardwalk formed Boardwalk Bancorp, Inc., a New Jersey business corporation and bank holding company of Boardwalk (“Bancorp”); and

WHEREAS, each of Boardwalk and the Employee desires to amend the Change in Control Agreement (i) to modify the definition of Change in Control in order to reflect the formation of Bancorp, (ii) to make certain modifications in order to comply with the final regulations regarding nonqualified deferred compensation and Section 409A of the Internal Revenue Code of 1986, as amended, issued on April 10, 2007 by the Treasury Department and the Internal Revenue Service and (iii) to provide for certain tax gross-up provisions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

1.  Amendment of Change in Control Agreement.  The following amendment to the Change in Control Agreement are effective as of February 22, 2005, except for Section 1(a) hereof which is effective as of July 1, 2006, and the modifications to the Change in Control Agreement set forth herein shall be incorporated into the terms of Change in Control Agreement as follows:

(a)  Section 2(b) shall be amended as follows:

(b)  CHANGE IN CONTROL DEFINED.  As used in this Agreement, the term “Change in Control” means any of the following:

(i)  any “person” (as such term is used for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the ”Exchange Act”) as in effect on the date hereof), other than Boardwalk Bancorp, Inc, a New Jersey business corporation (“Bancorp”), a subsidiary of Bancorp, or an employee benefit plan of Bancorp or a subsidiary of either Bancorp or Boardwalk (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Bancorp representing more than 24.9% of either (A) the combined voting power of Bancorp’s then outstanding voting securities or (B) the aggregate number of shares of Bancorp’s then outstanding common stock;

(ii)  the occurrence of a sale of all or substantially all of the assets of either Bancorp or Boardwalk to an entity which is not a direct or indirect subsidiary of either Bancorp or Boardwalk;

(iii)  the occurrence of a reorganization, merger, consolidation or similar transaction involving Bancorp, unless (A) the shareholders of Bancorp immediately prior to the consummation of any such transaction initially thereafter own securities representing at least a majority of the voting power of the surviving or resulting corporation and (B) the directors of Bancorp immediately prior to the consummation of such transaction initially thereafter represent at least a majority of the directors of the surviving or resulting corporation;

(iv)  a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for either Bancorp or Boardwalk;

(v)  during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Bancorp cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

(vi)  the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Bancorp.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if a person becomes the beneficial owner, directly or indirectly, of securities representing more than 24.9% of the combined voting power of Bancorp’s then outstanding voting securities or the aggregate number of shares of Bancorp’s then outstanding common stock solely as a result of an acquisition by Bancorp of its common stock or voting securities which, by reducing the number of voting securities or common stock outstanding, increases the proportionate number of voting securities or common stock beneficially owned by such person; provided, however, that if a person becomes the beneficial owner of more than 24.9% of the combined voting power of voting securities or the aggregate number of shares of common stock by reason of such acquisition and thereafter becomes the beneficial owner, directly or indirectly, of any additional voting securities or common stock (other than by reason of a stock split, stock dividend or similar transaction), then a Change in Control will thereupon be deemed to have occurred.

(b)  The last sentence of Section 3(a) shall be amended to read in its entirety as follows:

Payments under this Section 3(a) shall be made in a lump-sum by the earlier of (i) fifteen (15) days following the date on which the Employee delivers the Notice of Termination and (ii) March 15th of the calendar year following the date of the Employee’s termination of employment.

(c)  The last sentence of Section 3(b) shall be amended to read in its entirety as follows:

To the extent such benefits cannot be provided under a plan because the Employee is no longer an employee of the Employer, a dollar amount equal to the after-tax cost (estimated in good faith by Boardwalk) of obtaining such benefits, or substantially similar benefits, shall be paid to the Employee in equal monthly installments over a two year period from the date of termination.

(d)  Section 3(c) shall be amended as follows:

(c)  TAX GROSS-UP.  In the event that the amounts and benefits payable to Employee under any provision of this Agreement, when added to other amounts and benefits which may become payable to Employee by Boardwalk or an affiliated company, are such that the Employee becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), Boardwalk shall pay or cause to be paid to the Employee such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.  For purposes of the preceding sentence, Employee shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates.  All calculations required to be made under this subsection shall be made by Bancorp’s independent public accountants, subject to the right of Employee’s representative to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required (or, if earlier, the time Employee shall be required to pay such amounts) under applicable law, and any additional amounts to which Employee may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Bancorp’s independent accountants.  In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(e)  A new Section 3(e) shall be added to read in its entirety as follows:

(e)  CERTAIN PAYMENTS TO SPECIFIED EMPLOYEE.  Notwithstanding anything in Sections 3(a) and 3(b) to the contrary, in the event that the Employee’s employment terminates within the 180-day period following the occurrence of a Change in Control, and on the date of such termination of employment the Employee is a “specified employee” as such term is defined in Treas. Reg. § 1-409A-1(i), payments due to the Employee under Sections 3(a) and 3(b) shall be made on the earlier of (i) the first day of the seventh month after the Employee’s termination of employment or (ii) the date of the Employee’s death.  Notwithstanding the foregoing, the parties agree that, to the extent that any payments are made from the date of the occurrence of such Change in Control through March 15 of the calendar year following the occurrence of such Change in Control, such payments are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus are payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1-409A-1(b)(4).

2.  Continuation of Change in Control Agreement.  Except as amended hereby, the Change in Control Agreement shall continue in full force and effect in accordance with its terms.

3.  Applicable Law.   This amendment to the Change in Control Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the State of New Jersey.

4.  Representations and Warranties.   The parties hereto represent and warrant to each other that they have carefully read this amendment to the Change in Control Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this amendment to the Change in Control Agreement and its legal effect.  Each party hereto also represents and warrants that this amendment to the Change in Control Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.

5.  Successors and Assigns.   This amendment to the Change in Control Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Boardwalk shall require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of either Bancorp or Boardwalk to expressly assume and agree to perform this amendment to the Change in Control Agreement, in the same manner and to the same extent that Boardwalk would be required to perform it if no such succession had taken place, unless the provisions hereof will be binding upon such successor by operation of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this amendment to the Change in Control Agreement, or caused it to be executed, as of the date first above written.

BOARDWALK BANK

/s/ Michael D. Devlin
Michael D. Devlin
Chairman, President and Chief Executive Officer

EMPLOYEE

/s/ Wayne S. Hardenbrook
Wayne S. Hardenbrook